EXHIBIT 4.10

Amendment No. 7
International Specialty Products Inc. 401(k) Plan

Pursuant to Article X of the International Specialty Products Inc. 401(k) Plan, amended and restated effective January 1, 2009, as subsequently amended from time to time (the “Plan”), the Plan is hereby amended effective October 1, 2012, unless an alternative effective date is specified in the manner set forth below.

1.           Article II relating to “Definitions” is amended by modifying Section 2.14 as follows:

2.14           “Common Stock  Fund” shall mean Investment Fund consisting of Company Stock.

2.           Article II relating to “Definitions” is amended by adding a new Section 2.73 as follows:

2.73           Company Stock.  A security which, with respect to the Plan, is common stock issued by the Employer (or by a corporation which is a member of the same controlled group) which is either:

(a)           readily tradable on an established securities market; or

(b)           in the event such security does not satisfy the requirements of subsection (a) above, has a combination of voting power and dividend rights equal to or in excess of (i) that class of common stock of the employer (or of any other such corporation) having the greatest voting power, and (ii) that class of common stock of the employer (or of any other such corporation) having the greatest dividend rights.

Noncallable preferred stock shall be treated as Company Stock if such security is convertible at any time into common stock which meets the requirements of subsection (a) or (b) (whichever is applicable) and if such conversion is at a conversion price which is reasonable.  The provisions of this definition shall be interpreted in accordance with the definition of  a qualifying employer security as defined in Section 4975 of the Code and Section 407(d)(5) of ERISA and any guidance issued thereunder.

3.           Article II relating to “Definitions” is amended by adding a new Section 2.74 as follows:

2.74           Disabled. A disability which renders an Employee totally unable, as a result of bodily or mental disease or injury of a permanent or long and indefinite duration, to perform any duties for the Company for which the employee is reasonably qualified. This term shall apply only if the employee is sufficiently disabled to qualify for the payment of disability benefits under the Federal Social Security Act or Veterans Disability Act.

4.           Article II relating to “Definitions” is amended by adding a new Section 2.75 as follows:

2.75           ESOP.  The portion of the Plan consisting of Company Stock, which shall be deemed to constitute an employee stock ownership plan as defined in section 4975(e)(7) of the Code.

5.           Article II relating to “Definitions” is amended by adding a new Section 2.76 as follows:

2.76           ESOP Account.  The portion of the Participant’s Account consisting of shares of Company Stock.

6.           Article II relating to “Definitions” is amended by adding a new Section 2.77 as follows:

2.77           Qualified Participant.  An individual who is either (a) a Participant who has completed at least three (3) Years of Service commencing with the effective date of the ESOP provisions of this Plan, (b) an Alternate Payee who has an account under the Plan with respect to a Participant who has completed at least three (3) Years of Service commencing with the effective date of the ESOP provisions of this Plan, or (c) a Beneficiary of a deceased Participant.

7.           Article II relating to “Definitions” is amended by adding a new Section 2.78 as follows:

2.78           Value.  The Value as of any Valuation Date of any Company Stock held by the Trust shall mean:

(a)           so long as Company Stock is listed on a national exchange, the arithmetic mean of the highest and lowest trading prices of Company Stock for the trading day immediately preceding the Valuation Date; and

(b)           if, as of such Valuation Date, Company Stock is not listed on a national exchange, the fair market value of Company Stock, determined by the Trustee in good faith and in accordance with the independent appraisal requirements of Section 401(a)(28)(C) of the Code and with other applicable laws and regulations.

8.           A new Article XV relating to “Employee Stock Ownership Plan” is added as follows:

15.1           Employee Stock Ownership Plan.  Except as otherwise set forth in this Section, the Company Stock credited to a Participant’s ESOP Account shall collectively be considered to be a stock bonus plan which is an employee stock ownership plan (hereinafter, the “ESOP”) for the purposes of Sections 404(k) and 4975(e)(7) of the Code, and which is designed to be invested primarily in Company Stock.  The ESOP may acquire shares of Company Stock from shareholders of the Company (including former Participants), on any generally recognized securities exchange, directly from the Company, or in such other manner as the Plan Administrator shall, in its discretion, direct.

15.2           Purchase and Sale of Company Stock. All purchases of Company Stock by the ESOP will be made at a price, or at prices, which, in the judgment of the Trustee, do not exceed the Value of the Company Stock.  All sales of Company Stock by the Trust will be made at a price, or at prices, which, in the judgment of the Trustee, are not less than the Value of the Company Stock.

15.3           Diversification of Investments.  Notwithstanding any greater right of a Participant to modify the investment of their Account, pursuant to the requirements of Code Section 401(a)(35), a Qualified Participant may, as of any date in which such investment discretion is permitted pursuant to Section 5.3 of the Plan, direct that any portion of the Qualified Participant’s ESOP Account be reallocated among the Investment Funds provided pursuant to Section 5.2 of the Plan.

15.4           Disposition of Cash Dividends.  Each Participant who has Company Stock allocated to the Participant’s ESOP Account as of any record date for the payment of cash dividends may, unless the Company otherwise directs, elect to have cash dividends paid on such Company Stock either (i) by the Company  to the ESOP, and distributed from the ESOP to the Participant not later than ninety (90) days after the close of the Plan Year in which paid, or (ii) to the ESOP and reinvested in Company Stock.  If a Participant does not file such an election in the time and manner specified by the Plan Administrator, then the Participant shall be deemed to have elected the reinvestment of such dividends in Company Stock.  The Plan Administrator will permit Participants to change their election with respect to cash dividends not less frequently then once per Plan Year.  Once filed with the Plan Administrator,  a Participant’s election shall remain in effect until revoked.  The Plan Administrator shall direct the Trustee as to the investment of any cash dividends which have been paid to the Trust but not yet distributed to Participants.

15.5           Allocation of Plan Contributions and Testing.  All Pre-Tax Contributions, Post-Tax Contributions, Matching Contributions, Basic Contributions, and Company Annual Contributions made to the Plan in cash or in the form of securities other than Company Stock shall be made to the portion of the Plan other than the ESOP.  To the extent that a Participant has designated that the Participant’s share of such contributions is to be invested in Company  Stock, then such amount shall, as soon as practicable thereafter, be transferred to the Participant’s ESOP Account and invested primarily in Company Stock.  The provisions of this paragraph shall be effective for the purpose of applying the provisions of Sections 401(a)(4) and 410(b) of the Code.

15.6           Exclusion of Certain Participants from ESOP.  No Participant may participate in the ESOP unless Company Stock constitutes, with respect to the Participant, a “qualifying employer security” as defined in Section 4975(e)(8) of the Code.

15.7           Distribution of ESOP Account. Distribution of a Participant’s ESOP Account will be made in cash or in whole shares of Company Stock in the following manner:

(a)           Within a reasonable time prior to the date specified by the Plan Administrator for commencement of distribution, the Participant or Beneficiary entitled to such distribution will be notified in writing by the Plan Administrator of the right to demand that all or any part of the distribution be made in whole shares of Company  Stock (except for cash in lieu of fractional shares).

(b)           The Participant or Beneficiary, as the case may be, may, within a reasonable time following the date of the Plan Administrator’s notification of such right, notify the Plan Administrator in writing that all or a specified portion of the distribution is to be made in whole shares of Company Stock.  In the absence of the timely exercise of such right as set forth above, or if the Participant demands that less than all of such distribution be made in whole shares of Company Stock, distribution of the Participant’s ESOP Account, or the portion thereof not demanded in whole shares of Company Stock, will be made in whole shares of Company Stock or in cash or partially in shares of Company Stock and partially in cash, as determined by the Plan Administrator.  However,  for any Plan Year in which the Company is an S corporation (as defined in Section 1361 of the Code), the distribution of a Participant’s ESOP Account will be made in the form of a cash payment equal to the Value, determined as of the Valuation Date immediately preceding the distribution, of the shares of Company Stock and other assets allocated to the Participant’s ESOP Account.

15.8           Right of First Refusal.  In the event that shares of Company Stock distributed to a Participant or Beneficiary are not publicly traded within the meaning of Treasury Regulation Section 54.4975-7(b)(1)(iv) at the time such shares of Company Stock are distributed by the Trustee, the shares  shall be subject to a “right of first refusal” as set forth herein.  Such a right shall provide that prior to any subsequent transfer, the shares must first be offered in writing to the Trust and then, if refused by the Trust, to the Company at a price equal to the greater of:

(a)           the then Value of the shares of Company Stock, or

(b)           the purchase price offered by a buyer, other than the Company or Trustee, making a good faith (as determined by the Committee) offer to purchase such shares of Company Stock.  The Trust Fund or the Company, as the case may be, may accept the offer as to part or all of the Company Stock at any time during a period not exceeding fourteen (14) days after receipt of such offer by the Trustee, on terms and conditions no less favorable to the shareholder than those offered by the independent third party buyer.  Any installment purchase shall be made pursuant to a note secured by the shares purchased and shall bear a reasonable rate of interest (as determined by the Committee).  If the offer is not accepted by the Trustee, the Company, or both, then the proposed transfer may be completed within a reasonable period following the end of the fourteen (14) day period, but only upon terms and conditions no less favorable to the shareholder than the terms and conditions of the third party buyer’s prior offer.

15.9           Put Option.  If, at the time of any distribution of Company Stock, the shares of Company Stock distributed are either (i) not publicly traded within the meaning of Treasury Regulation Section 54.4975-7(b)(1)(iv), or (ii) subject to a trading limitation within the meaning of Treasury Regulation §54.4975-7(b)(10), then the shares of Company Stock distributed shall be subject to a “put” option at the time of distribution in compliance with Section 409(h) of the Code.

15.10                      Company Stock Account Distribution Requirement.  Unless the Participant (or, in the case of the Participant’s death, the Beneficiary) otherwise elects and subject to the provisions of Article VII, distribution of the Participant’s vested ESOP Account will commence as soon as practicable, but no later than one year after the end of the Plan Year in which the Participant (a) attains Normal Retirement Age, (b) dies, (c) becomes Disabled or (d) terminates for any other reason.   If the event is subsection (d), then commencement of distribution of the ESOP Account may be delayed by the Plan Administrator up to an additional five Plan Years after such termination from service.  No payment shall be made if such Participant is re-employed prior to the distribution commencement date.

Distribution of a Participant’s vested ESOP Account may be in the form of a single lump sum or in equal annual installments not to exceed five years, as determined by the Plan Administrator.

15.11                      Voting Company Stock.  The Trustee shall be entitled to vote, and shall vote, any Company Stock held in the Trust only in accordance with the provisions of this Section 15.11 so long as the Company Stock allocated to the Participants ESOP Accounts is considered a Registration-type class.

(a)           Registration Type Securities.

(1)           The Plan Administrator shall adopt procedures to notify the Participants who have Company Stock of a Registration-type Class allocated to their ESOP Accounts of the time and place of each meeting at which holders of such stock shall be entitled to vote.  The Trustee shall receive and execute instructions from each Participant with respect to the voting at the meeting of Company Stock of a Registration-type Class that is allocated to such Participant’s ESOP Account.

(2)           The Trustee shall vote any Company Stock of a Registration-type Class allocated to the ESOP Account of a Participant who fails to timely instruct the Trustee with respect to voting such stock at the meeting in accordance with the written instructions of the Plan Administrator.

(3)           For purposes of this Section, Company Stock shall be considered a Registration-type Class if such stock is a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934, or would be a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934 but for the exemption from registration provided under Section 12(g)(2)(H) of the Securities Exchange Act of 1934.

9.           Appendix C detailing the "List of Employers" is amended by adding a new employers as follows:

ISP Lima LLC

IN WITNESS WHEREOF, the Amendment has been executed on this 20th day of September, 2012.

INTERNATIONAL SPECIALTY PRODUCTS INC.

/s/ Susan Esler
Authorized Representative